Exhibit 23a

(DELOITTE & TOUCHE LLP LETTERHEAD)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of WPS Resources Corporation on Form S-3 of our report dated March 10, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles), appearing in the Annual Report on Form 10-K of WPS Resources Corporation for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
January 11, 2005